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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): January 3, 2001



                                  TEKGRAF, INC.
             (Exact name of registrant as specified in its charter)


              GEORGIA                   000-23221               58-2033795
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                           980 Corporate Woods Parkway
                          Vernon Hills, Illinois 60061
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (847) 913-5888

                                      None
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        (Former name or former address, if changed since last report.)




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ITEM 5.  OTHER EVENTS.

     On January 3, 2001, the Company closed a transaction pursuant to which it settled a lawsuit involving shareholders who exercised dissenters' rights with regard to the Company's conversion of all Class B Common Stock to Class A Common Stock pursuant to a vote at a special meeting of shareholders held on January 21, 2000. The terms of the settlement are set forth in a Settlement Agreement and Mutual Releases dated December 21, 2000 ("Settlement Agreement"), a copy of which is filed as Exhibit 99.1 hereto. The Settlement Agreement relates to the Shareholders of record who owned 1,191,333 shares of Class B Common Stock as of the relevant date exercised dissenters' rights and demanded payment for their shares, plus accrued interest, pursuant to Georgia law. Because the dissenting shareholders and the Company could not reach agreement as to the fair value of the shares as of the relevant date, the Company filed a petition in the Superior Court of Fulton County, Georgia on May 26, 2000, seeking the determination of the fair value of the dissenters' shares and accrued interest, pursuant to Georgia law (the "Dissenters' Lawsuit").

     The Company previously entered into a transaction that resulted in a partial settlement of the Dissenters' Lawsuit. As of October 31, 2000, the Company sold the assets of its Tekgraf Systems division to Micro Environments, LLC, a limited liability company controlled by Anita, Ltd., one of the dissenting shareholders in the Dissenters' Lawsuit. As consideration for the assets of the Tekgraf Systems division, Anita, Ltd. transferred to the Company 293,334 shares (subject to adjustment) of Class A Common Stock at issue in the Dissenters' Lawsuit. Pursuant to the Settlement Agreement effective January 3, 2001, Anita, Ltd. made the final adjustment payment for the assets of the Tekgraf Systems division by surrendering to the Company an additional 82,418 shares of Class A Common Stock at issue in the Dissenters' Lawsuit.

     Pursuant to the Settlement Agreement, all rights of the defendants to the remaining shares at issue in the Dissenters' Lawsuit were transferred to the Company. The Company agreed to pay an aggregate amount of $1,875,000 to resolve the Dissenters' Lawsuit, and the parties will jointly request that the Court enter an order of dismissal with prejudice and without costs. In addition, the Company agreed to pay $168,750 to Anita, Ltd. in exchange for 75,000 Class A Shares and 75,000 warrants that were not subject to the Dissenters' Lawsuit.

     On January 3, 2001, the Company paid $275,000 and delivered a Unsecured Installment Note dated December 21, 2000 (the "Note") for the remaining $1,768,750. The Note, a copy of which is filed as Exhibit 99.2 hereto, provides that the Company will make monthly payments commencing on March 15, 2001 and ending on December 14, 2001. The Note will not bear interest, except upon an Event of Default (as defined in the Note). From the date of an Event of Default, interest will accrue on all remaining payments at a rate equal to the Prime Rate (as defined in the Note) plus 2%. Certain mutual releases and covenants not to sue will automatically be revoked if the Company fails to make any of the payments as provided for in the Note, and the Settlement Agreement provides that the 75,000 Class A Shares and 75,000 warrants held by Anita, Ltd. will be surrendered when the Company makes the March 15, 2001 payment.

     As further described in the Settlement Agreement, the Company also agreed to indemnify the defendants and certain related parties against claims for or relating to any alleged failure of the


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Company or the defendants to comply with any alleged net asset value obligations
("NAV Obligations") relating to the Company's June 1997 acquisition of all of the outstanding stock of five regional distributors of computer graphics products. The Company agreed to use reasonable, good faith efforts to obtain certain mutual releases from the persons who sold stock to the Company in the June 1997 acquisitions, and the Company's indemnification obligations will terminate with respect to those who execute and deliver the mutual releases. As part of the Settlement Agreement, two shareholders who sold stock to the Company as part of the June 1997 acquisitions executed and delivered mutual releases. Those two shareholders are Thomas A. Gust and William M. Rychel, the Company's Chief Executive Officer.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)    Exhibits.

       99.1   Settlement Agreement and Mutual Releases dated December 21, 2000

       99.2   Unsecured Installment Note dated December 21, 2000












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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               TEKGRAF, INC.


Date:  January 4, 2001              By:   /s/  William M. Rychel
                                          -----------------------------------
                                          William M. Rychel
                                          President and Chief Executive Officer












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                                INDEX TO EXHIBITS


Exhibit
Number        Description
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99.1       Settlement Agreement and Mutual Releases dated December 21, 2000

99.2       Unsecured Installment Note dated December 21, 2000










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